            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 26, 1999


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania on Monday, April 26, 1999, at 3:00 p.m., local time, for the following purposes:

     1. To elect eight Directors to serve for terms expiring in 2002.

     2.   To consider an amendment to the Corporation's 1995
          Compensatory Stock Option Plan to allow the participation of non-employee directors in the Plan.

     3. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 12, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1998, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING IN PERSON.  IF YOU ATTEND THE MEETING YOU MAY, IF YOU
WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors,



                              /S/David R. Tomb, Jr.
                              Secretary

Indiana, Pennsylvania
March 26, 1999

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS

                         April 26, 1999

                       GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the
"Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Monday, April 26, 1999, 3:00 p.m., local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the eight nominees listed on pp. 5 and 6, and to vote in favor of the amendment to the Corporation's 1995 Compensatory Stock Option Plan to allow the participation of non-employee directors in the Plan. This proposed amendment to the Plan is described on page 20.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this Proxy Statement will be mailed to shareholders of the Corporation is March 26, 1999. Solicitation of proxies may be made by personal interviews and telephone by management and regularly engaged employees of the Corporation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by the Corporation.


     As of the close of business on March 12, 1999, there were 31,262,706 shares of Common Stock issued and 30,942,973 shares were outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares is outstanding. Only shareholders of record as of the close of business on March 12, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual
Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. An

affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration.
Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through three banking subsidiaries: (1) First Commonwealth Bank ("FCB") doing business as NBOC Bank ("NBOC"), Deposit Bank ("Deposit"), Cenwest Bank ("Cenwest"), First Bank of Leechburg ("Leechburg"), Peoples Bank ("Peoples"), Central Bank ("Central"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas Bank ("Unitas"), Reliable Bank ("Reliable"), and First Commonwealth Insurance Agency ("FCIA") which is a wholly-owned insurance agency subsidiary of FCB; (2) First Commonwealth Trust Company ("FCTC");
(3) and Southwest Bank ("Southwest"); also through Commonwealth Systems Corporation ("CSC"), a data processing subsidiary; and BSI Financial Services Inc. ("BSI"), a mortgage and loan servicing company. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. FCB, FCTC, and Southwest are herein collectively called the "Subsidiary Banks."

              COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 12, 1999, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described below. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 9 (the "Summary Compensation Table") and by all directors and executive officers as a group.

                            Amount and nature of       Percent of
  Name                      Beneficial Ownership(1)      Class
E. H. Brubaker                   10,825 (2)                 *

Sumner E. Brumbaugh             228,757 (2,3,8)             *

Ray T. Charley                   53,824 (10)                *

Edward T. Cote                  101,400 (5)                 *

David S. Dahlmann                 3,480 (3,10)              *

Thomas L. Delaney                14,980                     *

Clayton C. Dovey, Jr.            23,134                     *

Ronald C. Geiser                 18,873 (3)                 *

Johnston A. Glass                24,641 (3)                 *

A. B. Hallstrom                   7,979 (3)                 *

Thomas J. Hanford                24,129                     *

H. H. Heilman, Jr.               23,000                     *

David F. Irvin                   64,015                     *

William R. Jarrett                5,299 (3)                 *

David L. Johnson                 13,588 (2)                 *

Robert F. Koslow                 27,409 (2,3)               *

Dale P. Latimer                 889,892 (3,5)              2.88%

James W. Newill                 229,100 (9,10)              *

Joseph E. O'Dell                 39,383 (2,4)               *

Joseph W. Proske                 15,283 (2,3)               *

John A. Robertshaw, Jr.          22,196 (2,10)              *

Laurie Stern Singer               2,500 (10)                *

Gerard M. Thomchick              34,301 (2,3,4)             *


David R. Tomb, Jr.              323,773 (2,3,4,5,6)        1.05%

E. James Trimarchi              368,311 (3,4,5,6,7)        1.19%

Robert C. Williams               14,020 (3)                 *

All directors and executive
officers as a group (29 persons)  2,071,913                6.70%
*Less than 1%
()denotes footnotes

  (1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 26,385; Mr. Brumbaugh, 132; Mr. Johnson, 983; Mr. Koslow, 2,186; Mr. O'Dell, 2,224;
     Mr. Proske, 31,530; Mr. Robertshaw, 2,436; Mr. Thomchick, 3,340; Mr. Tomb, 264; and all directors and executive officers as a group, 69,480.

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 15,400; Mr. Dahlmann, 3,480; Mr. Geiser, 14,364; Mr. Glass, 12,304; Mr. Hallstrom, 5,237;
     Mr. Jarrett, 3,569; Mr. Koslow, 10,539; Mr. Latimer, 22,145; Mr. Proske, 1,600; Mr. Thomchick, 3,069; Mr. Tomb, 31,846; Mr. Trimarchi, 37,868; Mr. Williams, 11,215, and all directors and executive officers as a group 172,636.

 (4) Includes 23,836 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each
     25% owners and as to which they share voting and investment power.

 (5) Includes 101,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 159,438 shares held by County Wide Real Estate,
     Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 29,652 shares held by family interests of which Mr.
     Trimarchi exercises sole voting and investment power.

 (8) Includes 110,070 shares held by a family member over which Mr. Brumbaugh has been appointed as power of attorney with respect to voting power only.


 (9) Includes 3,480 shares held by a family member over which Mr. Newill exercises sole voting and investment power.

(10) Directors Charley, Dahlmann, Newill, Robertshaw and Singer became members of the Board of Directors on the occasion of the merger of Southwest National Corporation into the Corporation in December 1998.

     As of February 28, 1999, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held shares of Common Stock in an aggregate amount of 2,824,237 (9.1% of the outstanding shares). FCTC has either sole or shared voting and investment power on these shares as listed below:

- Total shares on which sole voting power is held:        1,036,680
- Total shares on which voting power is shared:           1,787,557
- Total shares on which sole investment power is held       867,539
- Total shares on which sole investment power is shared:  1,956,699

     FCTC votes shares over which it has sole voting power. Where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all
Section 16(a) forms which they file. The Corporation is aware of one late filing in 1998 by William Jarrett, Senior Vice President of the Corporation. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than ten percent shareholders and copies of the reports they have filed with the Commission.

                        ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than 25. The terms of the Agreement and Plan of Merger (the "Agreement") between Southwest National Corporation ("SWNC") and the Corporation, which became effective December 31, 1998, required that 5 former directors of SWNC be appointed to the Corporation's Board of Directors. In consideration of the Agreement and in accordance with the Corporation's By-Laws, the Board of Directors has fixed the number of directors at 24 (three classes of eight directors each).

     As of March 12, 1999, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the table on page 2-3. The information in the table and the footnotes thereto are based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Eight directors will be elected at the Annual Meeting to serve for terms of three years expiring with the Annual Meeting of Shareholders in 2002. Each Director elected will continue in office until a successor has

been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors and the names of directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

                                     Principal Occupation or
                        Director     Employment; Other
Name                     Since       Directorships; Age

Nominees for a Term Ending in 2002:

Sumner E. Brumbaugh      1992        Chairman of the Board of
                                     Central; President,
                                     Brumbaugh Insurance
                                     Group; Age 70

Ray T. Charley           1998        President, Thomi Co.
                                     (retail grocers); Director
                                     of Southwest; Age 47

Edward T. Cote           1984        Associate, The Wakefield
                                     Group (Investment
                                     Banking); and Director of
                                     New Mexico Banquest
                                     Investors Corp ("NMB");
                                     Age 62

Clayton C. Dovey, Jr.    1985        Retired; formerly
                                     Chairman of the Board of
                                     Cenwest; Age 74

Johnston A. Glass        1986        President and Chief
                                     Executive Officer of FCB;
                                     Formerly President of
                                     NBOC; Director of FCB;
                                     Age 49


Dale P. Latimer          1984        Chairman of the Board and
                                     Chief Executive Officer,
                                     R & L Development Company
                                     (heavy construction);
                                     Director of FCB; and NMB;
                                     Age 68


Joseph E. O'Dell         1994        President and Chief
                                     Executive Officer of the
                                     Corporation; formerly
                                     President and Chief
                                     Executive Officer of FCB;
                                     Director of FCB, FCTC,
                                     Southwest, FCIA, CSC and
                                     BSI; Age 53

David R. Tomb, Jr.       1983        Partner, Tomb and Tomb
                                     (attorneys-at-law);
                                     Senior Vice President,
                                     Secretary and Treasurer
                                     of the Corporation;
                                     Director of FCB, FCTC,
                                     FCIA, CSC, BSI and
                                     CTCLIC; Age 67


Continuing Directors Whose Terms End in 2000:

E. H. Brubaker           1984        Retired; formerly
                                     Chairman of the Board of
                                     Deposit; Age 68

A. B. Hallstrom          1986        Chairman, Hallstrom
                                     Construction Inc.; Age 70

Thomas J. Hanford        1984        Private Investor,
                                     Director of First Admirality
                                     Bancorp ("BANCORP");
                                     Age 60

H. H. Heilman, Jr.       1985        Partner, Heilman &
                                     McClister (attorneys-
                                     at-law); Age 82

James W. Newill          1998        Certified Public Accountant,
                                     formerly President, J.W.
                                     Newill Company (public
                                     accounting); Director of
                                     Southwest; Age 64

John A. Robertshaw, Jr.   1998       Formerly Chairman, Laurel
                                     Vending, Inc. (vending
                                     and food service); Director
                                     of Southwest; Age 72



Laurie Stern Singer      1998        President, Allegheny Valley
                                     Chamber of Commerce and
                                     President, Allegheny Valley
                                     Development Corporation;
                                     Director of Southwest;
                                     Age 47

Robert C. Williams       1994        President of Unitas; Age 55


Continuing Directors Whose Terms End in 2001:

David S. Dahlmann        1998        Vice Chairman of the
                                     Corporation; President
                                     and Chief Executive officer
                                     of Southwest; formerly
                                     President and Chief Executive
                                     Officer of SWNC; Director of
                                     Southwest; Age 49

Thomas L. Delaney        1984        Private Investor; Age 68

Ronald C. Geiser         1985        Retired; formerly President
                                     and Director of Cenwest;
                                     Age 69

David F. Irvin           1984        Sole Owner, The
                                     Irvin/McKelvy Company
                                     (sales and engineering
                                     for mining and industrial
                                     services); Age 80

David L. Johnson         1984        Retired; formerly Vice
                                     President and Corporate
                                     Secretary, Pennsylvania
                                     Manufacturers' Corporation
                                     (insurance holding company);
                                     Age 69

Robert F. Koslow         1993        Chairman of the Board of
                                     Peoples of W. PA; Age 63

Joseph W. Proske         1984        Retired; formerly Vice
                                     President-Engineering,
                                     Kane Magnetics International
                                     (manufacturer of magnetic
                                     components); Director of
                                     CSC; Age 62

E. James Trimarchi       1982        Chairman of the Board of
                                     the Corporation; Director
                                     of FCB, FCTC, FCIA, CSC,
                                     CTCLIC, and NMB; Age 76
7

Board Committees

     During 1998 there were 5 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members except for Mr. Hallstrom.

     The Board of Directors of the Corporation has established three standing committees: Executive, Audit, and Executive
Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Directors Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Dahlmann, Delaney, Geiser, Glass, Heilman, Latimer, O'Dell and Robertshaw possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. Messrs. Dahlmann and Robertshaw were appointed as additional members of the Executive Committee under the terms of the Agreement between SWNC and the Corporation, effective December 1998. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 1998.

     The Audit Committee is comprised of Directors Latimer (Chairman), Cote, Irvin, Newill and Proske and reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of the Corporation, the Subsidiary Banks, CSC and BSI, and the effectiveness of their policies, practices and controls. The Committee met 4 times in 1998.

     The Executive Compensation Committee is comprised of Directors Cote (Chairman), Irvin, Johnson and Latimer. The Committee met 5 times in 1998.

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date the Corporation's proxy statement is released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 1999 meeting of shareholders, such notification must have been received by the Secretary on or before November 26, 1998). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.


                          COMPENSATION OF DIRECTORS

     Directors who currently serve in a management capacity at FCFC or serve in an affiliate management capacity are compensated at the rate of $1,000 per quarterly meeting attended. For 1998, other Directors were compensated at the rate of $1,500 per quarterly meeting attended as well as an annual retainer of $10,000. Committee members received $300 per committee meeting attended. In view of the increased responsibilities of the directors resulting from the Corporation's acquisition of SWNC, the Board, on recommendation of the Executive Compensation Committee and outside independent consultants, has provided that for 1999, non-management directors are compensated at the rate of $1,750 per quarterly meeting attended as well as an annual retainer of $12,000. Committee members will receive $500 per committee meeting attended.

                COMPENSATION OF EXECUTIVE OFFICERS
                    SUMMARY COMPENSATION TABLE
                        Annual Compensation
                                                                  Long-Term
                                                                 Compensation:
                                                                  Securities
Name and                                            All Other     Underlying
Principal Position      Year    Salary1    Bonus   Compensation2  Options/SARs3
Joseph E. O'Dell        1998   $370,706   $   -0-    $46,106        14,043
President and Chief     1997    381,000       -0-     16,866        22,297
Executive Officer of    1996    343,200    20,000     20,091        20,306
the Corporation

E. James Trimarchi      1998   $355,000       -0-    $17,088         9,532
Chairman of the Board   1997    356,000       -0-     16,866        15,135
of the Corporation      1996    341,120   $   -0-     20,091        15,238

Johnston A. Glass       1998   $252,838   $   -0-    $29,047         9,362
President and Chief     1997    256,800       -0-     16,866        14,865
Executive Officer       1996    195,480    11,243     20,091         8,302
of FCB

Gerard M. Thomchick     1998   $229,385   $   -0-    $25,218         8,336
Sr. Executive Vice      1997    231,300       -0-     16,866        13,236
President and Chief     1996    217,750    12,500     20,091        12,691
Operating Officer of
the Corporation

William R. Jarrett      1998   $168,200   $   -0-    $17,088         4,581
Sr. Vice President      1997    168,200       -0-     16,866         7,274
of the Corporation      1996    160,160     9,625     20,091         6,973

1 Includes compensation for services on boards and committees of the Corporation.


2 Includes the matching and automatic contribution by the Corporation to the individual's account in the Corporation's 401(k) Plan, as well as the allocation of shares to the individual's account in the ESOP, the matching and automatic contributions by the Corporation to the individual's account in the Corporation's Supplemental Executive Retirement Plan ("SERP") and the actuarial value of the Corporation's contribution to the split-dollar life insurance policies. The SERP is more fully described on page 13.

3  Further information is provided below.

     The following tables set forth certain information regarding stock options granted in 1998 to the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

                   STOCK OPTION GRANTS IN FISCAL YEAR 1998

                                                % OF           EXERCISE                               POTENTIAL REALIZED VALUE
                                            TOTAL OPTIONS         OR                                  AT ASSUMED ANNUAL RATES
                              OPTIONS         GRANTED TO      BASE PRICE         EXPIRATION         OF STOCK PRICE APPRECIATION
NAME                          GRANTED         EMPLOYEES       PER SHARE             DATE                  FOR OPTION TERM
                                                                                                         5%              10%
Joseph E. O'Dell      14,043      4.84%      $29.375     Mar 1, 2008    $123,401    $405,216
E. James Trimarchi     9,532      3.28        29.375     Mar 1, 2008      83,761     275,049
Johnston A. Glass      9,362      3.23        29.375     Mar 1, 2008      82,268     270,144
Gerard M. Thomchick    8,336      2.87        29.375     Mar 1, 2008      73,252     240,538
William R. Jarrett     4,581      1.58        29.375     Mar 1, 2008      40,255     132,186

            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 1998
                      AND FISCAL YEAR-END OPTION VALUES


                                    NUMBER OF               NUMBER OF
                                   SECURITIES              SECURITIES                 VALUE OF                 VALUE OF
                                   UNDERLYING              UNDERLYING                UNEXERCISED             UNEXERCISED &
                                  UNEXERCISED             UNEXERCISED &            BUT EXERCISABLE           UNEXERCISABLE
                                BUT EXERCISABLE           UNEXERCISABLE             IN-THE-MONEY             IN-THE-MONEY
                                   OPTIONS AT              OPTIONS AT                OPTIONS AT               OPTIONS AT
NAME                            FISCAL YEAR END          FISCAL YEAR END              YEAR END                 YEAR END
Joseph E. O'Dell         36,340            20,306            $133,872          $124,374
E. James Trimarchi       24,667            15,238              90,810            93,333
Johnston A. Glass        24,227             8,302              89,190            50,850
Gerard M. Thomchick      21,572            12,691              79,416            77,732
William R. Jarrett       11,855             6,973              43,644            42,710


Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:  Board of Directors

     The following is a report by the Executive Compensation Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific compensation plans.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of four
(4) non-employee and independent directors selected from the Board of Directors of First Commonwealth Financial Corporation.
The Committee met five times in 1998.

     The Committee's goal is to maximize shareholder value by establishing an executive compensation program consisting of sufficient base compensation to attract and retain the most highly qualified persons for the executive officer positions and to supplement that basic compensation with incentive compensation that puts each executive officer at risk and that provides financial rewards only where the performance level of the Corporation justifies such rewards.

     Throughout 1998, the Committee followed a formal Executive
Compensation Program which is illustrated, in part, by the following performed tasks:

     1. Researching peer group compensation activities to ensure both consistency and competitiveness in the composition of the Corporation's executive compensation program.

     2. Evaluating current and proposed components of the Corporation's executive compensation program to ensure consistency with its philosophy on executive compensation.

     3. Ensuring that all regulatory requirements pertaining to executive compensation are met.

     4. Refining the executive compensation program on an ongoing basis as a result of the above as well as documenting and administering the Corporation's executive compensation program.

     5. Developing a performance based retainer program for the compensation of non-employee directors, in order to increase shareholder value on both a short and long term basis and to reduce transfer costs between directors and shareholders.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Committee, nor do they have a vote on any issues addressed by the Committee. Consultants and other independent advisors may also be utilized by the Committee from time to time in a similar manner.

     Each meeting of the Committee is documented in the form of minutes and submitted to the Board of Directors.


EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The backbone of the Executive Compensation Program is the Executive Compensation Statement of Principles which has been adopted by the Board of Directors. This Statement of Principles provides guidance to the deliberations of the Executive Compensation Committee and is the basis for its decisions. The Statement of Principles emphasizes the view of the Corporation that base compensation should be established based upon relevant peer group comparisons, that wherever possible tax leverage should be achieved by using plans that are tax advantaged and that compensation should be designed to maximize the incentive of the executive officers to increase the Corporation's long-term performance.

     Consistent with this objective, the Executive Compensation Program is structured to foster decisions and actions which will have a strong positive impact on the Corporation's long-term performance. For this reason, participation in the programs administered by the Executive Compensation Committee is limited to those executives who have the greatest opportunity to affect the achievements of the Corporation's long-term strategic objectives.

     The Executive Compensation Committee has established the following parameters for executive compensation under the 1998 program:

     1. An overall program which is not overly complex and may be readily communicated and easily understood by participants and shareholders.

     2. Base salary that is at the fiftieth to seventy-fifth percentile of the competitive rate for the position as defined by selected peer group information.

     3.  Base salary adjustments which maintain internal equity.

     4. An incentive-based compensation system, in which a cash incentive bonus will be paid if justified on the basis of the Corporation's financial performance for the year.

     5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation.

     6. Use of equity-based compensation through the Corporation's 1995 Compensatory Stock Option Plan to provide a long-term incentive for the executive officers of the Corporation to maximize the Corporation's stock price and increase shareholder value.

     7. Use of special plans to equalize benefits between the principal executive officers of the Corporation and other officers and employees where, because of dollar limitation or similar restrictions, benefit levels under the Corporation's regular plans are restricted in the amount that can be paid to senior executive officers.

     8.  Recommend to the shareholders amending the Corporation's
         1995 Compensatory Stock Option Plan to include non-employee directors of the Corporation in order to provide an incentive based retainer for the Corporation's directors.


     9. Introduce a deferred compensation plan for those directors who are interested in deferring receipt of their director's retainer and/or committee fees. A director who elects to defer his retainer and/or committee fees will receive interest at FCB's prime rate, for the period deferred. There is no cost to the Corporation of making this benefit available to the Corporation's directors, other than the cost of administering the program.

     The Executive Compensation Committee utilized several actors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographical region, organizational size and structural complexity, organizational performance, and the ability to identify and make relevant comparisons of executive officer positions in terms of responsibilities and performance.

     The 1998 peer group was structured utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared. With the merger of SWNC into the Corporation, the assets of the Corporation have increased by over $1 billion during the year. The Committee has accordingly carefully reviewed and redesigned its competitive peer group to reflect banks and bank holding companies more equivalent in size to the Corporation.

EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive Compensation Program are base salaries, benefits, participation in the Corporation's Stock Option Plan and a cash performance-based incentive plan. Under the latter program (which will first pay bonuses in 1999 based upon 1998 performance) a cash incentive bonus will be paid to the executive officers if the increase in primary earnings per share as compared with the previous year is at least eight percent (ten percent in the case of the four ighest paid executive officers). This move is consistent with industry and peer group trends regarding greater emphasis being laced on performance which is incentive based and which is at risk for the executive. This provides an incentive to the executives to increase the Corporation's financial performance and enhances shareholder value.

     Base salaries are assessed by taking into account the position, responsibilities, and competitive salary data as generally defined by comparable peer group information from similarly sized bank and bank holding companies in the Middle Atlantic and adjacent states. Executive officer compensation was set to correspond within the overall range of the peer group data. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates.

     The Committee was also concerned with the lack of equity between certain of the executive officers of the Corporation and the other officers and employees of the Corporation. By law, the maximum compensation that may be reflected under the Corporation's 401(k) and ESOP plans is presently $160,000 annually. Similar dollar limits further reflect the maximum benefits that may be paid under those plans to the Corporation's senior executives. This amount may increase with cost-of-living in subsequent years. Thus, the senior executives of the Corporation and its subsidiaries receive much less benefits from the Corporation's 401(k) and ESOP plans, as a percent of their compensation, than do the other employees of the Corporation. Therefore, at the recommendation of the Committee a Supplemental Executive Retirement Plan ("SERP") was established by the Corporation during 1998 to supplement the benefits of certain of the senior executives who would otherwise be subject to the dollar limitations described above. Presently, the three highest paid executives of the Corporation and its subsidiaries who are under age sixty-five are included within the SERP, although the Committee reserves the right to include other senior executives of the Corporation and its subsidiaries within the SERP. The benefits are substantially identical to that provided under the Corporation's regular 401(k) and ESOP plans with respect to compensation up to $160,000 annually. A trust was established with FCTC to fund the benefits of the SERP. Upon the bankruptcy or insolvency of the Corporation, or a similar event, the assets

held in trust to fund the SERP will be released from the trust and will be used to pay the creditors of the Corporation in a manner approved by the courts. In all other circumstances, the amount held in trust will be used to fund the benefits of the SERP. It should also be noted that, unlike the Corporation's regular 401(k) and ESOP plans, the contributions that the Corporation makes to the SERP are not tax deductible when contributed to the trust, but rather become tax deductible only in the year received by the participant and become taxable income to him. Finally, the investment earnings of the trust are not taxable to it, but do constitute taxable earnings to the Corporation.

     Similarly, the Corporation was concerned that since there is maximum of $400,000 on the death benefit coverage provided for all employees of the Corporation and its subsidiaries, the death benefit as a percent of compensation to its senior executives is substantially less than that provided to all of the other employees of the Corporation. Accordingly, the Corporation established a split-dollar program which presently covers the three most highly compensated employees of the Corporation and its subsidiaries presently under age sixty-five. The payment of the annual premium for this life insurance is split between the Corporation and the insured. The Corporation does not receive a tax deduction for its share of the premium, but all of the contributions made by the Corporation are paid back to it either on the death of the insured, or on the date that the policy is transferred to the insured (generally age sixty-five). If there is termination of employment (other than by death) in the first few years after the policy is established, it is possible that there will be insufficient cash value to fully repay to the Corporation the aggregate premiums which it previously paid to the insurance company.

     Also, executive officers are included in the Compensatory Stock Option Plan which was approved by the Board of Directors in 1995 and the shareholders in 1996. The Executive Compensation Committee is authorized to grant incentive stock options and non-qualified stock options to key employees of the Corporation and its subsidiaries. These stock options enable the optionee to purchase the Corporation's common stock at its market price on the day of the grant of the option. To date, three separate grants have been made, one each in 1996, 1997 and 1998. None of the options granted in 1996 may be exercised prior to their vesting date of June 3, 1999 (except in the limited circumstances of death, disability or change-in-control), nor may they be exercised after the expiration date of June 3, 2006. Additional options, which were granted in 1997, vested on December 31, 1997 and may be exercised at any time prior to the expiration date of February 26, 2007. Additional options were also granted in 1998, vested on December 31, 1998 and may be exercised at any time prior to the expiration date of March 1, 2008. The Committee plans to continue using the granting of such options as a performance-based incentive program that encourages the long-term increase of the Corporation's share price and enhances shareholder value.

     In addition, executive officers may also participate in the Executive Officer Loan/Stock Purchase Plan which provides for corporate sponsored loans at market rates primarily for the purchase of the Corporation's common stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1998, Mr. O'Dell completed his fourth year as President and Chief Executive Officer of the Corporation. He received a base salary of $375,000 which was within the peer group's range of compensation for this position.

     Mr. O'Dell led the Corporation through a year which saw the advancement of significant progress in the ongoing implementation of a strategic plan which will fundamentally expand the size and scope of the Corporation in future years.


     The most significant event in 1998 was Mr. O'Dell's successful leadership in the Corporation's negotiations and subsequent merger of the Corporation with SWNC, located in Greensburg, PA. The merger with SWNC increased the Corporation's size by almost one-third; thus, placing it among the top one twenty hundred largest banking institutions in the United States. The costs associated with the merger came in under budget and the merger was closed on schedule. Consolidation and streamlining activities began immediately in the core functions such as trust, data processing, human resources, audit, asset/liability management, and investments. In addition, an early retirement incentive was offered to assist with the streamlining of overall staffing levels.

    The merger with SWNC enabled the Corporation to lay the groundwork for dramatic improvements in future earnings by taking a restructuring charge. The charge was comprised of an organization-wide early retirement incentive which is expected to be accepted by five percent of the employees; an increase in loan loss reserves; curtailment of post-retirement medical benefits at Southwest; and a change in the asset/liability mix that is anticipated to reduce risk and improve earnings.

     Mr. O'Dell's strategic vision from his first three years as President and Chief Executive Officer continued to show results in 1998. Mr. O'Dell's technical background has enabled him to closely work with Rosemary Krolick, Chief Information Officer, to ensure the Corporation's computing applications are properly certified as being Year 2000 compliant. The Corporation continues to be on, or ahead of, schedule with respect to the certification of its computing applications as being year 2000 compliant.

     Another area which is benefiting from Mr. O'Dell's foresight is First Commonwealth Insurance Agency which in 1998 profitably completed its first full year of business. The implementation of plans to expand the scope of FCIA throughout the Corporation have begun with the ongoing licensing of bank personnel so insurance needs of customers throughout the expanding market area may be properly and profitably served. In addition, staffing and processing consolidation initiatives throughout the year have enabled the Corporation to redeploy staffing resources to those positions which are most profitable resulting in a reduction in the compensation costs per revenue dollar.

     Mr. O'Dell's initiative for the integration of the various sales units is part of the development of a broad-based banking and financial planning unit which is designed to serve the full-range of the financial services needs of the Corporation's current and future customers. Coinciding with this initiative is the ongoing analysis of product profitability and the compensation of employees based upon a combination of organizational and individual performance factors.

     Under Mr. O'Dell's leadership, 1998 saw the Corporation's core earnings increase by 14% prior to the merger with SWNC, or 11% after considering the result of the merger accounted for by the pooling-of-interest merger. In addition, the Corporation's stock has proven to be one of the highest yielding bank stocks in the United States. Furthermore, for the fourteenth straight year there was an increase in the value of the dividend the Corporation paid to the shareholders.

     In 1998 Mr. O'Dell was an eligible participant in the Corporation's 401(k) Plan and ESOP. As such, he received contributions from the Corporation to both plans in 1998.


1998 OTHER EXECUTIVE COMPENSATION ACTIONS

     In addition to that described above, in 1998 the Executive Compensation Committee made its third set of grants under the Stock Option Incentive Plan. The Executive officers and other key members of management, including the affiliate and partner bank presidents and their respective senior staffs, were awarded such grants.

     In addition, the Committee explored various plan designs for enhancing shareholder value by increasing performance incentive compensation.


Submitted by the Executive Compensation Committee:

Edward T. Cote, Chairman                David F. Irvin
David L. Johnson                        Dale P. Latimer


                        PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and five billion dollars, including F.N.B. Corporation, First Western Bancorp Inc., Fulton Financial Corp., USBANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc., for the five years commencing January 1, 1994 and ending December 31, 1998.

                Cumulative Five Year Total Return
          First Commonwealth vs. S&P 500 and Peer Group


                    1993    1994    1995    1996    1997   1998
Peer Group Index    100.00   97.18  142.62  166.26  280.69 265.25

First Commonwealth
FinancialCorporation 100.00  79.52  106.71  115.85  229.64 164.89

S&P 500 Index        100.00  99.26  139.31  171.21  228.26 293.36






















     Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1994 and that all dividends were reinvested.


                       EXECUTIVE COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Directors Cote, Johnson, Latimer and Irvin. No member was an officer or employee of the Corporation during 1998 nor has ever been an officer or employee of the Corporation or a subsidiary. Further, during 1998, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of the Corporation.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     Mr. Brumbaugh serves as Chairman of the Board of Central Bank pursuant to an employment agreement for a period of 7 years, commencing May 1, 1992 and ending April 30, 1999. The agreement provides that Mr. Brumbaugh shall serve in an executive capacity and shall be the Chairman of the Board of Directors of Central and shall also perform such services for FCFC as from time to time are requested. As compensation to Mr. Brumbaugh for all services rendered to Central and to FCFC as an officer, director or member of any committee of Central or any of FCFC's subsidiaries or affiliates, FCFC has agreed, in addition to director's fees and committee meeting fees, to pay or cause Central to pay to Mr. Brumbaugh a salary at an annual rate of $100,000, which sum shall be adjusted upward at the annual rate of 5%. Should Mr. Brumbaugh retire, thereafter he shall be paid a retirement compensation for the remaining term of the agreement at an annual rate of $50,000, adjusted upwards annually for cost of living at the rate of 5%. Should Mr. Brumbaugh die at any time during the term of the agreement, in lieu of the foregoing payments, FCFC shall pay his wife the sum of $25,000 per year if she is living at the time each payment is made. As a part of the agreement and for a period of ten years thereafter, Mr. Brumbaugh will not engage in any competing business within 10 miles of any of the banking facilities of the Corporation or solicit any of their then-existing customers.

     In anticipation of the merger between FCFC and SWNC the Employer entered into an employment agreement with the President and Chief Executive Officer of SWNC and Southwest, David S. Dahlmann. The terms of the agreement became effective following the completion of the merger. Mr. Dahlmann's agreement is for five (5) years followed by successive one (1) year automatic renewals unless either party gives contrary written notice. The agreement provides Mr. Dahlmann with employment as both the Vice Chairman of FCFC and the President and Chief Executive Officer of Southwest. In exchange for his services Mr. Dahlmann will receive cash compensation equal to three hundred thousand dollars ($300,000) per year in the form of base pay which is subject to increases as the Employer may deem appropriate. In addition, Mr. Dahlmann is eligible to receive all of the same employee benefits as other employees of the Employer who are at a similar level and classification. As such he is a participant in the Cash Incentive Bonus Plan, Supplemental Executive Retirement Plan, Split-Dollar Life Insurance Plan, Compensatory Stock Option Plan, 401(k), ESOP, and the group health, disability, and life insurance plans. Should the Employer terminate Mr. Dahlmann's employment without cause at any time, or should Mr. Dahlmann terminate his employment for good reason, the Employer shall pay him an amount equal to twelve (12) month's base salary at his then current rate of compensation. In addition, the Employer shall continue to pay its share of Mr. Dahlmann's health insurance premiums for a period of not more than eighteen (18) months. Should the Employer terminate Mr. Dahlmann for just cause he shall have no right to compensation or other benefits for any period after the date of termination. If during the term of the agreement a change in control of the Employer occurs as defined by the agreement, Mr. Dahlmann may terminate his employment for a period of up to (12) months following such a change. He would then be eligible for a severance payment based upon the average aggregate annual compensation for a defined period of time multiplied by three (3). The Employer would assume responsibility for the full cost of the health insurance premium for eighteen (18) months plus provide six (6) months of outplacement assistance with an external provider.


     In November 1986, Unitas entered into a Supplemental Executive Benefit Agreement with Robert C. Williams, President of Unitas, which provides Mr. Williams with certain benefits in the event of a change in control. Should Mr. Williams' employment with Unitas be terminated pursuant to a change in control, Unitas shall make payment to him for services in an amount equal to his last full regular monthly compensation prior to the change in control for a period of 36 months following the change in control. A termination pursuant to a change in control may occur with a merger, consolidation, acquisition, reorganization, sale of assets or significant stock acquisition of Unitas. The compensation payable upon a change in control is unfunded and would be paid out of general assets of Unitas or its successor if they became payable.

     At the 1996 Annual Meeting, the shareholders approved and ratified the Corporation's Change in Control Agreement Program for the Corporation's executive officers and certain other key employees. Except as described below, all of the agreements are identical in all material respects.

     If, within one year following the occurrence of a change in control, the employer involuntarily terminates the employment of the executive (other than for cause as defined below), substantially reduces the executive's title, responsibilities, power or authority, reduces the executive's base compensation, assigns duties which are inconsistent with previous duties, or undertakes similar actions, a severance benefit equal to one year's base compensation (payable in twelve monthly installments) will thereupon be payable to the former executive. Health insurance and other principal employee benefits will be continued during that one year period. If the former executive enters into competitive employment during the one year period, severance payments will cease. Cause for termination shall arise if the executive commits a felony resulting in, or intended to result in, monetary harm to the Corporation, its customers, or affiliates, or if the executive intentionally fails to perform his duties for 30 consecutive days following written notice from the Corporation that such duties are not being performed.

     The agreement with Mr. O'Dell, the President and Chief Executive Officer of the Corporation, provides for severance payments to be made if the employer involuntarily terminates the employment of the executive (other than for cause as defined above), or undertakes similar action as described above, within three years of a change in control (rather than one year as described above for other agreements). Furthermore, Mr. O'Dell's agreement provides a severance benefit equal to three year's compensation (payable in thirty-six monthly installments) with continuation of health insurance and other principal employee benefits during that period. In addition, Mr. O'Dell may also trigger the payment of severance benefits (in the same amount and under the same conditions described above) by voluntarily terminating employment within one year following a change in control. However, the voluntary termination provision will no longer be available once Mr. O'Dell attains normal retirement age under any of the Corporation's regular retirement plans.

     Separate agreements with Mr. Thomchick, Senior Executive Vice President of the Corporation and Mr. Glass, President and CEO of FCB are identical to Mr. O'Dell's agreement in all material respects except that severance payments are triggered only if the involuntary termination of employment or other triggering event occurs within two years of the change in control and the total severance benefit in his case is equal to two years compensation (payable in twenty-four monthly installments).

     In December 1998, FCB executed an agreement with Mr. Glass who serves as President and Chief Executive Officer of FCB. The agreement defines the severance package Mr. Glass would receive should his employment be terminated by the Employer for reasons other than for just cause prior to his sixty-third (63rd) birthday. Should such a termination occur Mr. Glass would receive compensation payments for twenty-four (24) months following his separation. The payments would be based upon the rate of annual compensation he was
receiving at the time of separation.   Mr. Glass would be prohibited
from employment with a competitor, directly or indirectly, in the Employer's market area in the twenty-four (24) months following his termination

without just cause. The Employer is obligated to continue to pay its share of the cost of health insurance premiums for Mr. Glass for a period of twenty-four (24) months following his separation. Mr. Glass may also elect to invoke the terms of the agreement by terminating his employment for any reason. The agreement permits the Employer to terminate Mr. Glass for just cause at any time. The agreement does not call for the payment of any compensation or benefit coverage should a just cause termination occur. The agreement does not diminish the rights of Mr. Glass under any other existing agreements, including a change of control agreement.

     During 1998, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation, FCB, FCTC, CSC, BSI and FCIA. Mr. Tomb is a director and executive officer of the Corporation. The fees paid for services during 1998 were $70,000.

                     APPROVAL OF AMENDMENT TO
                      THE CORPORATION'S 1995
                   COMPENSATORY STOCK OPTION PLAN

     At the 1996 Annual Meeting, the shareholders approved the Corporation's 1995 Compensatory Stock Option Plan (the "Option Plan"). A description of the Option Plan, together with the full text of the Option Plan, appeared in the proxy dated April 20, 1996 and the discussion below, to the extent that it relates to the Option Plan, is qualified in its entirety by the full text of the Option Plan, as set forth in Exhibit A to the 1996 proxy. A copy of the 1996 proxy statement may be obtained without charge upon written request to David R. Tomb, Jr., Secretary/Treasurer, Box 400, Indiana, Pennsylvania 15701. The Corporation's Board of Directors now recommends that the Option Plan be amended. The Board of Directors recommends that the shareholders vote "FOR" the amendments to the Option Plan described herein. The Board recommends that two amendments be currently made to the Option Plan, as listed below:

     1. Non-employee directors be permitted to participate in the Option Plan to the same extent, and subject to the same rules and provisions, as employees of the Corporation and of its subsidiaries and affiliates. This will provide a means of increasing shareholder equity by encouraging short and long term increases of the Corporation's share price and provide a vehicle for fairly compensating directors without the adverse cash flow impact that may result if directors' retainer could be paid solely and exclusively in cash.

     2. The Committee be given the discretion to vest any option grant on the date that the option is granted or at any subsequent time not later than five (5) years after the date of such grant. Presently, the Committee may vest any option not earlier than six (6) months after the date of such grant nor later than five (5) years after such date. The Board of Directors believes that granting the Committee the additional flexibility in this respect will enable it to design option grants that more effectively meet the needs of the Corporation under varying circumstances and conditions.

     The Committee has conditionally decided to grant options for 1,000 shares of the stock of the Corporation to each director who was so serving as such on December 31, 1998 and to vest that grant from its grant date. Such option grant is conditional upon the adoption by the shareholders of these amendments to the Option Plan and shall have no effect if these amendments are not adopted by the shareholders.


                             ACCOUNTANTS

     Deloitte & Touche LLP ("Deloitte & Touche") was selected by the Board of Directors to serve as the Corporation's independent certified public accountant for its 1998 fiscal year.

     The Board of Directors also has selected Deloitte & Touche as the Corporation's independent certified public accountant for the 1999 fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                           ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1998 is enclosed with this Proxy Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED
WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR.,
SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.


                         SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the Annual Meeting of Shareholders to be held in the year 2000 must be received by the Secretary of the Corporation not later than November 27, 1999 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

In connection with the 2000 Annual Meeting of Shareholders, if the Corporation does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of the Corporation) on or before February 11, 2000 (45 days prior to mailing date of this year's proxy) then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.


APPENDIX
(PROXY CARD)













                  (This Section Intentionally Blank)











                  Detach Proxy Card Here
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1. Election of the following FOR all   WITHHOLD AUTHORITY*EXCEPTIONS
   nominees as Directors to  nominees  to vote for all
   serve for terms ending    listed    nominees listed
   in 2002                   below     below

Nominees:  Sumner E. Brumbaugh, Ray T. Charley, Edward T. Cote,
Clayton C. Dovey, Jr., Johnston A. Glass, Dale P. Latimer,
Joseph E. O'Dell and David R. Tomb, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

2.  Proposal to amend the 1995 Compensatory Stock Option Plan.

    FOR                  AGAINST                  ABSTAIN

                                              Change of Address
                                              and or Comments
                                              Comments Mark Here

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date:________________________________________, 1999

_____________________________________________ (Seal)
                Signature
_____________________________________________ (Seal)
         Signature if held jointly

Please Sign, Date, and Return the Proxy Promptly Using the Enclosed
Envelope
                                         Votes must be indicated   x
                                         (x) in Black or Blue ink.

            FIRST COMMONWEALTH FINANCIAL CORPORATION
         Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 26, 1999

The Annual Meeting of Shareholders of First Commonwealth
Financial Corporation will be held at 654 Philadelphia Street,
Indiana, PA on Monday, April 26, 1999 at 3:00 p.m., local time, for the following purposes:

     1. To elect eight Directors to serve for terms expiring in 2002.

     2.   To consider an amendment to the Corporation's 1995
          Compensatory Stock Option Plan.

     3. To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial
Corporation of record at the close of business on March 12, 1999 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting.


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            FIRST COMMONWEALTH FINANCIAL CORPORATION
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1999

 This Proxy is Solicited on Behalf of the Board of Directors of
            First Commonwealth Financial Corporation

     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Susan McMurdy, Carson Greene and Marvin R. Mensch, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if then personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.


     (Continued, and to be signed and dated on the reverse side.)

                         FIRST COMMONWEALTH FINANCIAL CORPORATION
                         P.O. BOX 11003
                         NEW YORK, NY  10203-0003



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